SECOND QUARTER REPORT 2009

FELLOW SHAREHOLDERS:

As we begin the third quarter of 2009, the financial markets appear to have responded to some of the “green shoots” in the economy, creating an opportunity for investors, at least in the short term.  As of June 30, 2009, the S&P 500 and Russell 2000 were up 36 percent and 48 percent, respectively, from their lows on March 9, 2009.  Harris & Harris Group, Inc.‘s, share price has recovered somewhat from its $2.65 low on March 5, 2009, and its $3.70 price on March 31, 2009.  More importantly for us, the initial public offering ("IPO") environment has shown fresh signs of life recently.  After three successive quarters of no IPOs of venture capital-backed companies, there were three venture capital-backed IPOs in the second quarter of 2009, Medidata Solutions, OpenTable and SolarWinds.  These three venture capital-backed IPOs increased an average of 25 percent in their first day of trading.  Several additional IPOs are expected to price through August 2009.  There appears to be a greater appetite for risk, and currently, this sentiment is beneficial to companies with strong growth stories.

As is often the case, we see both negative and positive signs as we look at the economic and financial environment.  On the negative side, unemployment remains high, credit is not fully flowing again and consumer spending does not currently appear to be a catalyst to generate more robust GDP growth.  Additionally, the economy still contains large potential systemic instabilities, such as those related to commercial real estate.  On the positive side, there have been signs of thawing in the credit markets, as measured by the London interbank offer rate (“Libor”), and housing prices have shown signs of stabilizing.  While many assume companies will underperform owing to the state of the economy, some companies have been exceeding these diminished expectations.  Even the economists are rethinking their ways.  Books such as George Akerlof and Robert Shiller’s Animal Spirits and Justin Fox’s The Myth of the Rational Market question parts of the established, but altogether flawed, efficient market hypothesis.  Most importantly, investors are now looking for opportunities again.

In our 2008 annual letter to our shareholders, we used the phrase “survive to thrive” and discussed the steps necessary to increase the likelihood of our success through the downturn.  Through June 30, 2009, management has taken steps to manage its capital effectively.  Our total expenses decreased from $6,162,828 for the six months ended June 30, 2008, to $4,157,423 for the six months ended June 30, 2009.  Removing stock-based compensation of $2,966,325 and $1,411,917 for the six months ended June 30, 2008, and 2009, respectively, which is a non-cash item that does not impact net asset value ("NAV"), total expenses decreased from $3,196,503 for the six months ended June 30, 2008, to $2,745,506 for the six months ended June 30, 2009.  However, because investment income decreased from $1,043,927 for the six months ended June 30, 2008, to $60,273 for the six months ended June 30, 2009, primarily as a result of current short-term interest rates for treasuries reaching historic lows over the past six months, net operating loss increased from $2,152,576 for the six months ended June 30, 2008, to $2,685,233 for the six months ended June 30, 2009 after removing stock-based compensation.

As reported in the Form 10-Q for the period ended June 30, 2009, during the first half of 2009, we made no new investments, and we made nine follow-on investments totaling $3,451,549.  This compares with two new investments totaling $2,244,500 and 13 follow-on investments totaling $8,602,595 during the first six months of 2008.  Our average follow-on investment decreased from $661,738 for the six months ended June 30, 2008, to $383,505 for the six months ended June 30, 2009.  We believe that we are taking the necessary steps to increase the likelihood of our success even if the “green shoots” in the economy are not able to take root.

The venture capital financing environment remains in disarray, even after the recent opening of the IPO market, which would be significant if it were to continue.  As we stated in the Management's Discussion and Analysis  of Financial Condition and Results of Operation (“MD&A”) section of our Form 10-Q for the period ended June 30, 2009, “…venture capital investment in the United States during the second quarter of 2009 was down approximately 37 percent from the second quarter of 2008.”  The turmoil in the financial markets has affected the values of venture capital-backed companies in merger and acquisition (“M&A”) transactions.  According to data published by Dow Jones VentureSource, the median valuation of venture capital-backed companies sold in M&A transactions during the second quarter of 2009 decreased by 46 percent from the second quarter of 2008.  Additionally, according to Prequin, a London-based alternative investment research firm, venture capital fundraising decreased 28 percent from the first quarter of 2009, as pension funds and endowments struggle with portfolios of illiquid investments and a lack of returns from venture capital and private equity investments.  An article published in Pensions & Investments stated, “The $29 billion Harvard endowment banned venture capital investments that would bring capital calls for the next five to 10 years, sources said.”  According to Prequin, in 2010, 10-year venture returns are expected to go negative, since they will no longer include the profits from the dot-com boom.

The challenge for us remains to guide our companies towards maturity in this difficult venture environment.  At the beginning of 2009, we stated that we believed approximately 19 of our 34 venture capital portfolio companies require additional capital in 2009.  Currently, we believe approximately 11 companies still need financing by the end of 2009 or the beginning of 2010.  The risk remains that these companies may not receive financing or may receive financing at a value below where our Valuation Committee currently values our position in these companies.  There is also a risk that we may choose not to participate in a financing or may participate at a level below our pro rata investment amount, which may result in significant dilution to our investment position.  Thus far in 2009, of the eight companies in which we participated in follow-on rounds of financing, one increased in value after the financing, two decreased in value and five remained at a similar value.  Two additional companies, Solazyme, Inc., and Nextreme Thermal Solutions, Inc., increased in value after third-party financing transactions in which our participation was not required.  Although the composition of our top 10 holdings has changed slightly since December 31, 2008, we continue to believe that eight of the top 10 holdings by value, comprising 70 percent of our venture capital portfolio by value, will not require additional financing in 2009 or early 2010.

Our goal remains to maintain our leadership in investing in nanotechnology and microsystems and to continue to increase NAV per share. To accomplish this goal, we must continue to look for opportunities to "thrive" even within this uncertain environment.  Towards that end, we must continue to identify and to invest in the best nanotechnology companies.  Although we believed it was prudent to slow down our investment pace and to perform a critical review of our portfolio financing requirements during the crisis, we cannot retain our leadership position and expect to continue our growth rate over the past five years if we do not continue to finance promising start-up companies.

We believe there are four primary reasons that we may want to put more capital to work in the current environment.  First, the time period from investment to exit has lengthened considerably.  The average age of the three companies that completed IPOs in the second quarter of 2009 was 10.2 years.  Dow Jones VentureSource reported that the average time from investment to acquisition in the second quarter of 2009 was 4.5 years.  These numbers are up from 4.5 years to IPO and 3 years to acquisition in 1998.  The average age of our successful IPOs has been 4.3 years, and the average age of our profitable acquisitions has been 4.1 years.  Historically, many venture capital-backed companies are cash flow negative when they are acquired or complete IPOs.  If companies need to become cash flow positive before seeking an exit through an IPO or acquisition, we believe companies will remain longer in venture portfolios and require additional capital.

Second, as a result of the lengthened time to exit and the current disarray in the venture capital world, we believe we will need more capital for follow-on investments than we previously expected.  Recently, very few companies have been successful bringing new investors into existing venture capital syndicates, as far fewer venture funds are seeking new investment opportunities than before the economic downturn.  Also, venture capital-backed companies are struggling to keep existing syndicate partners together.  Some venture funds are out of capital or are under pressure from their limited partners to decrease capital calls and are not making follow-on investments.  This situation has led to venture financing terms that can heavily favor the later rounds of investments in a company, while substantially decreasing the value of previously invested capital.  Although these terms are favorable to those planning to invest significantly, if one does not have the capital to invest significantly in these later rounds, investment returns could decrease.  We call this situation the commoditization of early investment rounds.  We do not believe it is in our shareholders interest to face heavy dilution in companies to which we have provided early rounds of financing and which show signs of being successful.  We will need to be prepared to take advantage of these later round opportunities when they arise in our best portfolio companies if we are to maximize our venture returns.

Third, nanotech investing is capital intensive.  The industry clusters where nanotechnology is gaining the greatest traction, cleantech, electronics and healthcare are all capital-intensive industries.  In some successful companies, we believe Harris & Harris Group may need to invest $10 to $15 million over the lifetime of our investment.  The ability to invest this amount may help us increase our investment return on the best companies in our portfolio and protect our original investments from significant dilution.

Fourth, we need to continue making new investments if we are to remain a leader in investing in nanotechnology and microsystems.  Over the past eight years we have built Harris & Harris Group into a leader in investing in nanotechnology.  Our position is the result of having the opportunity to invest in potentially some of the best private nanotechnology companies.  This position has provided us with access to better deal flow.  If we were to stop or continued to slow down our investment pace, we may lose access to the best deals.  Additionally, because venture capital is asymmetric in its returns, meaning that the best deals return an outsized percentage of the returns to investors, missing an opportunity for one of these home runs could hurt our future potential investment returns.  Finally, because there are fewer venture investors with capital to put to work, valuations have decreased.  Investing in successful companies at lower valuations is one of the easier ways to increase returns for our shareholders.

In 2002, when we started investing in nanotechnology, we had companies with tremendous promise.  In 2009, because we have continued to make initial investments each year, we still have many younger companies with tremendous promise.  However, we also have more mature companies that have proven their technology, launched commercial products or are progressing through clinical trials, and have come closer to realizing their promise.  The investment decision in these companies is far less difficult.  We believe the current venture environment provides us with an opportunity to invest substantially in some of these companies on terms usually reserved for much earlier stage unproven companies.

In the spirit of taking steps to “thrive,” we have arranged to host our first “Meet the Portfolio Day.”  We hope this will become an annual event.  We are bringing 16 of our portfolio company Chief Executive Officers to the Hotel Nikko in San Francisco on October 7, 2009, to present their companies.  These 16 companies represent our Nanotech for Cleantech℠ and our Nanotech for Electronics℠ industry clusters.  We may host a similar event on the east coast for our Nanotech for Healthcare℠ companies at a later date.  The audience will include institutional bankers, analysts, investors and strategic corporations interested in getting a look at these maturing private companies.  We believe the event will provide our companies with the opportunity to meet potential analysts, develop banking relationships and to introduce themselves to funds that specialize in investing in public and private companies in these respective industries.  The event will be webcast and will be available for anyone to view through our website at www.hhvc.com.

In conclusion, we believe it is very difficult to know what the financial markets and the economy are going to do in the future.  Historically, our crystal ball has been opaque more often than not.  We have taken steps to increase the likelihood of our survival regardless of the direction of the economy and the markets.  Now we must focus on finding opportunities.  We see signs in the market that the appetite for risk and for growth opportunities is increasing.  We believe our permanent capital and the liquidity of our public vehicle provides us with advantages over private venture capital firms.  We have a leadership position in investing in nanotechnology that we believe is critical to maintain.  An elementary school science teacher once told one of us that there is no such thing as a free lunch. He of course was discussing the laws of thermodynamics.  However, as recent events of the crisis have borne out, the same is true in investing.  As venture investors, we operate in a world of uncertainty, but acting within that uncertainty may be the best way to provide returns to shareholders in the long term.